Exhibit 99.1

News Release

Contact:	Brian W. Wingard Treasurer (814) 765-9621 FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FIRST QUARTER EARNINGS FOR 2015

Clearfield, Pennsylvania – April 20, 2015

CNB Financial Corporation (“CNB”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the first quarter of 2015. Highlights include the following:

•	Net income of $5.6 million, or $0.39 per share, compared to net income of $5.2 million, or $0.36 per share, in the first quarter of 2014.

•	Loans of $1.36 billion at March 31, 2015, an increase of $62.0 million, or 4.8%, compared to March 31, 2014.

•	Annualized returns on average assets and equity of 1.02% and 11.47%, respectively, for the quarter ended March 31, 2015.

•	Tangible book value per share of $11.49 per share as of March 31, 2015, an increase of 18.1% over tangible book value per share of $9.73 at March 31, 2014.

•	Net interest margin of 3.82% for the quarter ended March 31, 2015, compared to 3.79% for the quarter ended March 31, 2014.

•	Non-performing assets of $10.2 million, or 0.47% of total assets as of March 31, 2015, compared to $13.1 million, or 0.62% of total assets, at March 31, 2014.

Joseph B. Bower, Jr., President and CEO commented, “This year, CNB is celebrating 150 years in banking. Having been in one community for that long, many of our customers are also shareholders and friends. We look forward to continuing to contribute to all of our communities through involvement in community events as well as providing financial services.”

Net Interest Margin

Net interest margin on a fully tax equivalent basis was 3.82% for the quarter ended March 31, 2015, compared to 3.79% for the quarter ended March 31, 2014. Net accretion included in loan interest income in the first quarter of 2015 related to loans acquired in the fourth quarter of 2013 was $1.06 million, resulting in an increase in the net interest margin of 21 basis points. Net accretion included in loan interest income in the first quarter of 2014 related to loans acquired in the fourth quarter of 2013 was $740 thousand, resulting in an increase in the net interest margin of 15 basis points.

Asset Quality

During the quarter ended March 31, 2015, CNB recorded a provision for loan losses of $943 thousand, as compared to a provision for loan losses of $1.0 million during the quarter ended March 31, 2014. In the first quarter of 2015, a commercial and industrial loan that was modified in a troubled debt restructuring in 2014 deteriorated, resulting in an additional provision for loan losses of $620 thousand. Net chargeoffs in the first quarter of 2015 were $634 thousand, compared to net chargeoffs of $579 thousand in the first quarter of 2014.

Non-Interest Income

Non-interest income was $3.1 million for the quarter ended March 31, 2015, compared to $3.2 million for the quarter ended March 31, 2014. Wealth and asset management fees increased from $672 thousand for the quarter ended March 31, 2014 to $766 thousand for the quarter ended March 31, 2015 as CNB continues to implement its strategic plan to grow assets under management.

Non-Interest Expenses

Total non-interest expenses were $13.1 million and $13.3 million during the quarters ended March 31, 2015 and 2014, respectively, and the ratio of non-interest expenses to average assets was 2.41% and 2.49% during the quarters ended March 31, 2015 and 2014, respectively.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $2.2 billion that conducts business primarily through CNB Bank, CNB’s principal subsidiary. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, loan production offices in Hollidaysburg, Pennsylvania and Ashtabula, Ohio, and 29 full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank, as well as 9 full-service offices in central Ohio conducting business as FCBank, a division of CNB Bank. More information about CNB and CNB Bank may be found on the internet at www.bankcnb.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB Financial Corporation.

	(unaudited) Three Months Ended March 31,
(Dollars in thousands, except share and per share data)	2015	2014	% change
Income Statement
Interest income	$21,641	$21,437	1.0%
Interest expense	3,051	3,157	–3.4%

Net interest income	18,590	18,280	1.7%
Provision for loan losses	943	1,019	–7.5%

Net interest income after provision for loan losses	17,647	17,261	2.2%

Non-interest income
Wealth and asset management fees	766	672	14.0%
Service charges on deposit accounts	1,017	1,041	–2.3%
Other service charges and fees	624	568	9.9%
Net realized gains on available-for-sale securities	19	66	–71.2%
Net realized and unrealized gains (losses) on trading securities	(39)	(25)	–56.0%
Mortgage banking	113	175	–35.4%
Bank owned life insurance	276	240	15.0%
Other	314	468	–32.9%

Total non-interest income	3,090	3,205	–3.6%

Non-interest expenses
Salaries and benefits	6,625	6,835	–3.1%
Net occupancy expense of premises	1,799	1,761	2.2%
FDIC insurance premiums	296	340	–12.9%
Core Deposit Intangible amortization	259	303	–14.5%
Other	4,107	4,022	2.1%

Total non-interest expenses	13,086	13,261	–1.3%

Income before income taxes	7,651	7,205	6.2%
Income tax expense	2,086	2,039	2.3%

Net income	$5,565	$5,166	7.7%

Average diluted shares outstanding	14,357,366	14,394,265

Diluted earnings per share	$0.39	$0.36	8.3%
Cash dividends per share	$0.165	$0.165	0.0%

Payout ratio	42%	46%

Average Balances

Loans, net of unearned income	$1,362,679	$1,291,985
Total earning assets	2,035,650	1,989,707
Total assets	2,174,538	2,126,225
Total deposits	1,844,178	1,818,335
Shareholders’ equity	194,059	172,615

Performance Ratios (quarterly information annualized)
Return on average assets	1.02%	0.97%
Return on average equity	11.47%	11.97%
Net interest margin (FTE)	3.82%	3.79%

Loan Charge-Offs
Net loan charge-offs	$634	$579
Net loan charge-offs / average loans	0.19%	0.18%

	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,	% change versus
	2015	2014	2014	12/31/14	3/31/14
	(Dollars in thousands, except share and per share data)
Ending Balance Sheet
Loans, net of unearned income	$1,356,126	$1,355,289	$1,294,096	0.1%	4.8%
Loans held for sale	1,661	887	329	87.3%	404.9%
Investment securities	659,902	690,225	691,935	–4.4%	–4.6%
FHLB and other equity interests	4,923	6,695	7,519	–26.5%	–34.5%
Other earning assets	4,098	3,633	3,311	12.8%	23.8%

Total earning assets	2,026,710	2,056,729	1,997,190	–1.5%	1.5%

Allowance for loan losses	(17,682)	(17,373)	(16,674)	1.8%	6.0%
Goodwill	27,194	27,194	27,194	0.0%	0.0%
Core deposit intangible	3,144	3,403	4,280	–7.6%	–26.5%
Other assets	140,774	119,260	122,071	18.0%	15.3%

Total assets	$2,180,140	$2,189,213	$2,134,061	–0.4%	2.2%

Non interest-bearing deposits	$259,512	$244,743	$221,831	6.0%	17.0%
Interest-bearing deposits	1,607,869	1,602,336	1,606,827	0.3%	0.1%

Total deposits	1,867,381	1,847,079	1,828,658	1.1%	2.1%

Borrowings	75,652	111,695	91,149	–32.3%	–17.0%
Subordinated debt	20,620	20,620	20,620	0.0%	0.0%
Other liabilities	20,605	21,271	21,353	–3.1%	–3.5%

Common stock	—	—	—	NA	NA
Additional paid in capital	77,339	78,022	77,641	–0.9%	–0.4%
Retained earnings	113,800	110,619	99,845	2.9%	14.0%
Treasury stock	(1,205)	(1,152)	(113)	4.6%	966.4%

Accumulated other comprehensive income (loss)	5,948	1,059	(5,092)	461.7%	–216.8%

Total shareholders’ equity	195,882	188,548	172,281	3.9%	13.7%

Total liabilities and shareholders’ equity	$2,180,140	$2,189,213	$2,134,061	–0.4%	2.2%

Ending shares outstanding	14,402,362	14,404,416	14,464,842

Book value per share	$13.60	$13.09	$11.91
Tangible book value per share (*)	$11.49	$10.97	$9.73

Capital Ratios
Tangible common equity / tangible assets (*)	7.70%	7.32%	6.70%
Tier 1 leverage ratio	8.59%	8.39%	8.15%
Common equity tier 1 ratio	11.45%	NA	NA
Tier 1 risk based ratio	12.84%	13.05%	12.76%
Total risk based ratio	14.07%	14.30%	14.00%

Asset Quality
Non-accrual loans	$9,158	$9,190	$11,644
Loans 90+ days past due and accruing	57	213	456

Total non-performing loans	9,215	9,403	12,100
Other real estate owned	977	806	1,047

Total non-performing assets	$10,192	$10,209	$13,147

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$15,198	$14,771	$7,893
Non-performing TDR loans **	3,816	3,887	4,052

Total TDR loans	$19,014	$18,658	$11,945

Non-performing assets / Loans + OREO	0.75%	0.75%	1.02%
Non-performing assets / Total assets	0.47%	0.47%	0.62%
Allowance for loan losses / Loans	1.30%	1.28%	1.29%

*	- Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets is calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. CNB believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).
**	- Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.

	(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
	March 31, 2015	December 31, 2014	March 31, 2014

Shareholders’ equity	$195,882	$188,548	$172,281
Less goodwill	27,194	27,194	27,194
Less core deposit intangible	3,144	3,403	4,280

Tangible common equity	$165,544	$157,951	$140,807

Total assets	$2,180,140	$2,189,213	$2,134,061
Less goodwill	27,194	27,194	27,194
Less core deposit intangible	3,144	3,403	4,280

Tangible assets	$2,149,802	$2,158,616	$2,102,587

Ending shares outstanding	14,402,362	14,404,416	14,464,842

Tangible book value per share	$11.49	$10.97	$9.73
Tangible common equity/Tangible assets	7.70%	7.32%	6.70%